UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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B.O.S. Better Online Solutions Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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B.O.S. Better Online Solutions Ltd.
20 Freiman Street
Rishon Le Zion 75101
Israel

NOTICE OF ANNUAL AND SPECIAL GENERAL MEETING OF SHAREHOLDERS

To Be Held on July 18, 2014

To our Shareholders:

You are invited to attend an Annual and Special Meeting of Shareholders of B.O.S. Better Online Solutions Ltd. (the “Company”) to be held at the Company's offices, at 20 Freiman  Street,  Rishon LeZion, Israel  on July 18, 2014 at 16:00 P.M. local time, and thereafter as it may be adjourned from time to time (the “Meeting”) for the following purposes:

1.
To approve an increase in the Company's authorized share capital and to effect corresponding amendments to the Company’s Articles of Association and to the Company’s Memorandum of Association, following which the Company's authorized share capital shall be NIS 480,000,000, divided into 6,000,000 Ordinary Shares, nominal value NIS 80.00 per share.

2.	To approve an amendment to the terms of certain warrants granted to Telegraph Hill Capital Fund I, LLC.

3.
To approve for the Company’s Chief Executive Officer: (a) a bonus plan for 2014, in accordance with the compensation policy; and (b) the grant of options to purchase 5,000 of the Company’s Ordinary Shares.

4.	To approve payment in cash of compensation for Compensation Committee members, excluding external directors.

5.
To re-elect Messrs. Edouard Cukierman, Luis Gutierrez Roy, Ronen Zavlik and Mr. Yosi Lahad to the Company’s Board of Directors, until the next annual general meeting of shareholders and until their successors have been duly elected and qualified.

6.
To reappoint Kost, Forer, Gabbay, and Kasierer, a member of Ernst & Young International Ltd., as the Company's Independent Auditors for the year ending December 31, 2014 and for such additional period until the next annual general meeting of shareholders.

7.	To review the Auditor's Report and the Company's Consolidated Financial Statements for the fiscal year ended December 31, 2013.

8.	To transact such other business as may properly come before the Meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on June 16, 2014 as the date for determining the holders of record of Ordinary Shares entitled to notice of and to vote at the Meeting and any adjournments thereof.

Proposal 1 is a special resolution, which requires the affirmative vote of the holders of 75% of the Ordinary Shares present, or represented, and voting thereon at the Meeting. The votes of all shareholders voting on the matter will be counted.

Proposals 2, 4, 5 and 6 are ordinary resolutions, which require the affirmative vote of a majority of the Ordinary Shares of the Company voted in person or by proxy at the Meeting on the matter presented for passage. The votes of all shareholders voting on the matter will be counted.

Proposal 3 is a special resolution, which requires  the affirmative vote of a majority of the shares present, in person or by proxy, and voting on the matter, provided that either (i) at least a majority of the voted shares of shareholders who are not Controlling shareholders and who do not have a personal interest in the resolution are voted in favor of the resolution, disregarding abstantions; or (ii) the total number of shares of shareholders, who are not Controlling shareholders and who do not have a personal interest in the resolution, voted against the resolution does not exceed two percent (2%) of the outstanding voting power in the Company.

“Controlling” for the purpose of the preceding paragraph means the ability to direct the acts of the Company.    Any person holding twenty five percent (25%) or more of the voting power of the Company or the right to appoint directors or the Chief Executive Officer is presumed to have control of the Company.

A “personal interest” is defined as: a shareholder’s personal interest in the approval of an act or a transaction of the Company, including (i) the personal interest of his or her relative (which includes any members of his/her (or his/her spouse's) immediate family or the spouses of any such members of his or her (or his/her spouse's) immediate family); and (ii) a personal interest of a body corporate in which a shareholder or any of his/her aforementioned relatives serves as a director or the chief executive officer, owns at least 5% of its issued share capital or its voting rights or has the right to appoint a director or chief executive officer, but excluding a personal interest arising solely from holding of shares in the Company or in a body corporate.

Since it is highly unlikely that any of our public shareholders has a personal interest on these matters and to avoid confusion in the voting and tabulation processes, the enclosed form of proxy includes a certification that you do not have a personal interest in any proposal. If you have a personal interest, please contact Mr. Eyal Cohen, CFO, +972-542525925, for instructions on how to vote your shares and indicate that you have a personal interest or, if you hold your shares in “street name”, you may contact the representative managing your account, who can then contact us on your behalf.

The review of our audited Consolidated Financial Statements for the fiscal year ended December 31, 2013 described in Proposal 7 does not involve a vote of our shareholders.

Further details of these matters to be considered at the Annual and Special General Meeting are contained in the attached Proxy Statement. Copies of the resolutions to be adopted at the Annual and Special Meeting will be available to any shareholder entitled to vote at the meeting for review at the Company’s offices during regular business hours.

The Board of Directors believes that the shareholders of the Company should be represented as fully as possible at the Meeting and encourages your attendance. Whether or not you plan to be present kindly complete, date and sign the enclosed proxy card exactly as your name appears on the envelope containing this Notice of Annual and Special General Meeting and mail it promptly so that your votes can be recorded. No postage is required if mailed in the United States. Return of your proxy does not deprive you of your right to attend the Meeting, to revoke the proxy or to vote your shares in person. All proxy instruments and powers of attorney must be delivered to the Company no later than 48 hours prior to the Meeting. The Company’s Proxy Statement is furnished herewith.

Joint holders of Ordinary Shares should take note that, pursuant to Article 14.13 of the Articles of Association of the Company, the vote of the senior of joint holders of any share who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the vote(s) of the other joint holder(s) of the share, and for this purpose seniority will be determined by the order in which the names stand in the shareholders’ register.

By Order of the Board of Directors,

Edouard Cukierman

Chairman of the Board of Directors

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE DATE AND SIGN THE PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE FOR WHICH NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOU CAN LATER REVOKE YOUR PROXY, ATTEND THE MEETING AND VOTE YOUR SHARES IN PERSON. ALL PROXY INSTRUMENTS AND POWERS OF ATTORNEY MUST BE DELIVERED TO THE COMPANY NO LATER THAN 48 HOURS PRIOR TO THE MEETING.

B.O.S. Better Online Solutions Ltd.

20 Freiman Street
Rishon Le Zion 75101
Israel

ANNUAL AND SPECIAL GENERAL MEETING OF SHAREHOLDERS

To be held on July 18, 2014

PROXY STATEMENT

This Proxy Statement is furnished to the holders of Ordinary Shares, NIS 80.00 nominal value (the “Ordinary Shares”), of B.O.S. Better Online Solutions Ltd. (“BOS” or the “Company”) in connection with the solicitation of proxies to be voted at the Annual and Special General Meeting of Shareholders of the Company (the “Meeting”) to be held in Israel at the Company’s offices at 20 Freiman  Street,  Rishon LeZion, Israel  on July 18, 2014 at 16:00 P.M. local time, and thereafter as it may be adjourned from time to time.

At the Meeting, shareholders of the Company will be asked to vote upon the following matters:

1.
To approve an increase in the Company's authorized share capital and corresponding amendments to the Company’s Articles of Association and to the Company’s Memorandum of Association, following which the Company's authorized share capital shall be NIS 480,000,000, divided into 6,000,000 Ordinary Shares, nominal value NIS 80.00 per share.

2.	To approve an amendment to the terms of certain warrants granted to Telegraph Hill Capital Fund I, LLC.

3.
To approve for the Company’s Chief Executive Officer: (a) a bonus plan for 2014, in accordance with the compensation policy; and (b) the grant of options to purchase 5,000 of the Company’s Ordinary Shares.

4.	To approve payment in cash of compensation for Compensation Committee members, excluding external directors.

5.
To re-elect Messrs. Edouard Cukierman, Luis Gutierrez Roy, Ronen Zavlik and Mr. Yosi Lahad to the Company’s Board of Directors, until the next annual general meeting of shareholders and until their successors have been duly elected and qualified.

6.
To reappoint Kost, Forer, Gabbay, and Kasierer, a member of Ernst & Young International Ltd., as the Company's Independent Auditors for the year ending December 31, 2014 and for such additional period until the next annual general meeting of shareholders.

7.	To review the Auditor's Report and the Company's Consolidated Financial Statements for the fiscal year ended December 31, 2013.

8.	To transact such other business as may properly come before the Meeting or any adjournments thereof.

A proxy card for use at the Meeting and a return envelope for the proxy card are enclosed. By signing the proxy card, shareholders may vote their shares at the Meeting whether or not they attend. Upon the receipt of a properly signed and dated proxy card in the form enclosed, the shares represented thereby shall be voted in accordance with the instructions of the shareholder indicated thereon, or, if no direction is indicated, then in accordance with the recommendations of the Board of Directors. The Company knows of no other matters to be submitted at the Meeting other than as specified in the Notice of the Annual and Special General Meeting of Shareholders enclosed with this Proxy Statement. Shares represented by executed and unrevoked proxies will be voted. On all matters considered at the Meeting, abstentions and broker non-votes will not be treated as either a vote “for” or “against” the matter, although they will be counted to determine if a quorum is present.

The proxy solicited hereby may be revoked at any time prior to its exercise, by the substitution with a new proxy bearing a later date or by a request for the return of the proxy at the Meeting. All proxy instruments and powers of attorney must be delivered to the Company no later than 48 hours prior to the Meeting.

The Company expects to mail this Proxy Statement and the enclosed form of proxy card to shareholders on or about June 19, 2014. All expenses of this solicitation will be borne by the Company. In addition to the solicitation of proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefore, may solicit proxies by telephone, facsimile, in person or by other means. Brokerage firms, nominees, fiduciaries and other custodians have been requested to forward proxy solicitation materials to the beneficial owners of shares of the Company held of record by such persons, and the Company will reimburse such brokerage firms, nominees, fiduciaries and other custodians for reasonable out-of-pocket expenses incurred by them in connection therewith.

Shareholders Entitled to Vote. Only holders of record of Ordinary Shares at the close of business on June 16, 2014 are entitled to notice of and to vote at the Meeting. The Company had 1,338,488 Ordinary Shares issued and outstanding on June 8, 2014, each of which is entitled to one vote on each matter to be voted on at the Meeting. The Articles of Association of the Company do not provide for cumulative voting for the election of the directors or for any other purpose. The presence, in person or by proxy, of at least two shareholders holding at least 33⅓% of the voting rights, will constitute a quorum at the Meeting.

Votes Required.

Proposal 1 is a special resolution which requires the affirmative vote of the holders of 75% of the Ordinary Shares present, or represented, and voting thereon at the Meeting. The votes of all shareholders voting on the matter will be counted.

Proposals 2, 4, 5 and 6 are ordinary resolutions, which require the affirmative vote of a majority of the Ordinary Shares of the Company voted in person or by proxy at the Meeting on the matter presented for passage. The votes of all shareholders voting on the matter will be counted.

Proposal 3 is a special resolution, which requires  the affirmative vote of a majority of the shares present, in person or by proxy, and voting on the matter, provided that either (i) at least a majority of the voted shares of shareholders who are not Controlling shareholders and who do not have a personal interest in the resolution are voted in favor of the resolution, disregarding abstantions; or (ii) the total number of shares of shareholders, who are not Controlling shareholders and who do not have a personal interest in the resolution, voted against the resolution does not exceed two percent (2%) of the outstanding voting power in the Company.

“Controlling” for the purpose of the preceding paragraph means the ability to direct the acts of the Company.  Any person holding twenty five percent (25%) or more of the voting power of the Company or the right to appoint directors or the Chief Executive Officer is presumed to have control of the Company.

A “personal interest” is defined as: a shareholder’s personal interest in the approval of an act or a transaction of the Company, including (i) the personal interest of his or her relative (which includes any members of his/her (or his/her spouse's) immediate family or the spouses of any such members of his or her (or his/her spouse's) immediate family); and (ii) a personal interest of a body corporate in which a shareholder or any of his/her aforementioned relatives serves as a director or the chief executive officer, owns at least 5% of its issued share capital or its voting rights or has the right to appoint a director or chief executive officer, but excluding a personal interest arising solely from holding of shares in the Company or in a body corporate.

Since it is highly unlikely that any of our public shareholders has a personal interest on these matters and to avoid confusion in the voting and tabulation processes, the enclosed form of proxy includes a certification that you do not have a personal interest in any proposal. If you have a personal interest, please contact Mr. Eyal Cohen, CFO, +972-542525925, for instructions on how to vote your shares and indicate that you have a personal interest or, if you hold your shares in “street name”, you may contact the representative managing your account, who can then contact us on your behalf.

The review of our audited Consolidated Financial Statements for the fiscal year ended December 31, 2013 described in Proposal 7 does not involve a vote of our shareholders.

I.           PRINCIPAL SHAREHOLDERS

The following table sets forth, as of June 8, 2014, to the best of the Company’s knowledge, information as to each person known to the Company to be the beneficial owner of more than five percent (5%) of the Company’s outstanding Ordinary Shares. Except where indicated, to the best of the Company’s knowledge based on information provided by the owners, the beneficial owners of the shares listed below have sole investment and voting power with respect to those shares. Applicable percentage ownership in the following table is based on 1,338,488  shares outstanding as of June 8, 2014.

The shareholders’ holdings reflect their voting rights. The Company’s major shareholders do not have different voting rights than other shareholders, with respect to their shares.

	Shares Beneficially Owned
Name and Address	Outstanding Shares	Warrant Shares (2)	Total Shares	Percent
Catalyst (1) 3 Daniel Frisch Street, Tel-Aviv 64731, Israel	38,092	40,770	78,862	5.72%

Bellite Pty Limited (3) 7 Beresford Road, Rose Bay 2029, NSW, Australia	116,286	28,847	145,133	10.61%

Dimex Systems (1988) Ltd. (4) 3 Tvuot Ha’aretz Street, Tel Aviv 69546, Israel	77,137	49,439	126,576	9.12%

Telegraph Hill Capital Fund I, LLC (5)	62,526	15,385	77,911	5.75%

(1)
Represents shares held by Catalyst Investments L.P. and by Catalyst Private Equity Partners (Israel) II L.P. Catalyst Investments II, L.P. is the general partner of Catalyst Private Equity Partners (Israel) II L.P.

Mr. Edouard Cukierman may be deemed to have sole voting and dispositive power with respect to shares held by Catalyst Investments L.P. and Catalyst Private Equity Partners (Israel) II L.P. Mr. Cukierman disclaims beneficial ownership in such shares, except to the extent of his proportionate interest in them as an indirect shareholder in Catalyst Investments L.P. and in Catalyst Investments II, L.P.

(2)	Represents shares issuable upon exercise of warrants that may be exercised within 60 days following the date of this Proxy Statement.

(3)	Mr. Les Szekely may be deemed to have sole voting and dispositive power with respect to the shares held by Bellite Pty Limited.

(4)	Ms. Gabriela Jacobs may be deemed to have sole voting and dispositive power with respect to the shares held by Dimex Systems.

(5)	Mr. Luis Gutierrez Roy may be deemed to have sole voting and dispositive power with respect to the shares held by Telegraph Hill Capital Fund I, LLC.

II.	RESOLUTIONS

1.             INCREASE OF SHARE CAPITAL

The Company's authorized share capital is currently NIS 200,000,000 consisting of 2,500,000 Ordinary Shares, NIS 80.00 nominal value per share.    As of June 8, 2014, 1,338,488 Ordinary Shares were issued and outstanding, and 318,780 Ordinary Shares were reserved for issuance pursuant to options granted under the Company's 2003 Share Option Plan and underlying outstanding warrants.

The increase in authorized share capital would allow the Company to meet its future business needs as they arise. These purposes could include, among other things, the sale of shares in public and private offerings to raise additional capital, the purchase of property or assets, the acquisition of other companies, the use of shares for various equity compensation and other employee benefit plans and arrangements, the declaration of share splits or dividends, and other bona fide corporate purposes.

During fiscal 2013 and the first six months of fiscal 2014 (through the date of this proxy statement), the Company issued 107,782 ordinary shares  in financing transactions, which generated gross proceeds of $600,000.   The Company intends to engage in additional equity financings in the future, subject to market conditions, and to consider acquisitions and other transactions pursuant to which ordinary shares would be issued as such opportunities arise.

The additional authorized Ordinary Shares would have rights identical to the Company’s Ordinary Shares currently outstanding. Approval of the proposed increase in the number of authorized Ordinary Shares and any issuance of Ordinary Shares would not affect the rights of existing holders of the Company’s Ordinary Shares, except for the effects incidental to increasing the outstanding number of Ordinary Shares, such as dilution of earnings per share, if any, and voting rights of existing holders of Ordinary Shares.

If authorized, the additional Ordinary Shares may be issued with approval of the Board of Directors but without further approval of shareholders, unless shareholder approval is required by applicable law, rule or regulation. Under the Company’s Articles of Association, ordinary shareholders do not have preemptive rights with respect to future issuances of Ordinary Shares. Thus, should the Board of Directors elect to issue additional Ordinary Shares, the Company’s existing shareholders will not have any preferential rights to purchase such shares and such issuance could have a dilutive effect on the voting power and percentage ownership of these shareholders.

The Board recommends that at the Meeting, the shareholders approve an increase of the authorized share capital of the Company by an additional NIS280,000,000, comprised of 3,500,000 Ordinary Shares, NIS80.00 nominal value per share.

Following the proposed increase in the authorized share capital, the total authorized share capital of the Company would be NIS480,000,000, consisting of 6,000,000 Ordinary Shares, NIS80.00 nominal value per share.

At the Meeting, the Board of Directors proposes that the following resolution be adopted:

“RESOLVED, to approve an increase in the Company's authorized share capital, following which the Company's authorized share capital shall be NIS 480,000,000, divided into 6,000,000 Ordinary Shares, nominal value NIS 80.00 per Share. Concurrently with the share capital increase, it is hereby resolved to amend article 4.1 of the Company’s Articles of Association and section 4 of the Company’s Memorandum of Association, to reflect the share capital increase effected.”

Vote Required

The affirmative vote of the holders of 75% of the voting power represented at the Meeting in person or by proxy and voting thereon is necessary for the approval of the foregoing resolution.

2.             AMENDMENT TO THE TERMS OF THE WARRANTS GRANTED TO TELEGRAPH HILL CAPITAL IN RESPECT OF AUGUST 2009 CONVERTIABLE LOAN FINANCING

In August 2009, the Company consummated a $2.4 million Convertible Loan Financing with several lenders including Catalyst Private Equity Partners (Israel) II L.P. (“Catalyst”), Telegraph Hill Capital (“THCap”), certain existing shareholders and members of the Company's management (the “Lenders”). The financing consisted of loans with a term of three years that bear interest at a rate equal to 8% per annum, compounded annually. The Company was to repay the loan principal amount and the accrued interest in one payment at the end of the term, unless converted earlier into ordinary shares at the discretion of the lender. The Company granted the lenders warrants to purchase 100% of the number of ordinary shares into which the loan is convertible and committed to file a Registration Statement in respect of, among others, the shares underlying the warrants. The warrants were exercisable, in whole or in part, from 18 months to 36 months from grant, at an exercise price per ordinary share of $11.

In December 2011, the Company’s shareholders approved and the Company effected  amendments to the terms of the Convertible Loan Financing agreements (the "Conversion Amendments”). The Conversion Amendments provided that approximately $2.5 million of the outstanding convertible debt was converted into ordinary shares at a reduced conversion price. In addition, the exercise periods of the warrants to purchase 161,000 shares that had been issued to the Lenders were extended by an additional two years until July 2014 and February 2015, with no change to the exercise price of $11 per ordinary share.

In January 30, 2014, at the Company's request and taking into account the amount of shares sought to be registered under that certain Standby Equity Distribution Agreement with YA Global Master SPV Ltd.  dated February 2014 (the "SEDA") the Lenders agreed to defer the registration of the Ordinary Shares underlying their warrants to 2015, to facilitate the registration of the SEDA shares. In connection with such deferral, the exercise period of the Lenders' warrants to purchase 161,000 Ordinary Shares was extended until July 22, 2017, and the exercise price of the warrants was adjusted to the weighted average price of the Ordinary Shares during the period of 20 days before January 30, 2014, which was $7.43.

The aforementioned amendments to the warrants held by Catalyst, THCap and  members of the management were approved by the Company's Audit Committee and Board of Directors. The  amendment of the warrants to purchase 15,385 Ordinary Shares held by THCap is also subject to the approval of the Shareholders, since Mr. Luis Gutierrez Roy, a director of the Company since October 2010, is the managing partner of THCap and may be deemed to have shared voting and dispositive power with respect to company shares held by THCap.

At the Meeting, the Board of Directors proposes that the following resolution be adopted:

“RESOLVED, that the warrants to purchase 15,385 Ordinary Shares held by Telegraph Hill Capital Fund I, LLC will be exercisable until July 22, 2017 at an exercise price equal to $7.43.

Vote Required

The affirmative vote of the holders of a majority of the voting power represented at the Meeting in person or by proxy is necessary for the approval of the foregoing resolution.

3.             2014 COMPENSATION PLAN AND GRANT OF OPTIONS OF THE CHIEF EXECUTIVE OFFICER

Shareholders are being asked to approve a compensation plan for the Company’s Chief Executive Officer for fiscal year 2014 which is comprised of a bonus plan and a grant of options.

In April 2014, the Company’s Compensation Committee and the Board of Directors approved a bonus plan for fiscal year 2014 for the Company’s executive officers, including the Chief Executive Officer.

The Board believes that structuring the bonus plan based on a combination of the following measurements and targets is most appropriate for the Company for the foreseeable future, as the Company seeks to grow both its revenues and profitability. The following table shows the proposed compensation per target for the Chief Executive Officer:

Measurement	Target that entitles a Bonus	Bonus payable upon Achivement

Revenues of the RFID and Mobile Division in 2014	$11,500,000 $12,100,000	Half a monthly salary (i.e. ~$6,000) One monthly salary (i.e. ~$12,000)

RFID Mobile Division net Profit in 2014	Net Profit $130,000	2% of the Net Profit $2,600

New Markets / New Representations	New representations acquired in 2013 shall have generated at least $500,000 in 2014	Half a monthly salary (i.e. ~$6,000)

Equity Financing	Completion of Equity Financing
0.5% of the net consideration generated from a completed equity financing – private placement (including under the Standby Equity Distribution Agreements with YA Global Master SPV Ltd.) and public offering (not including funds generated from the exercise of warrants)

The total annual bonus for the Chief Executive Officer is capped at five (5) monthly salaries, under the Compensation Policy. Under his existing employment agreement, Mr. Viner is entitled to a gross monthly base salary of NIS 41,400 (approximately $12,000) linked to CPI, plus customary benefits which include, among others, managers' insurance, education fund, car expenses  and long-term disability  insurance.

Under the Compensation Policy, the bonus is payable only if the annual audited consolidated financial statements of the Company reflect net profit on a U.S GAAP basis (after taking into account all of the executive officers' bonuses), except that in special circumstances the Board may grant a bonus even if there was no net profit, provided such bonus is capped at one monthly salary.

Under the Compensation Policy the Board of Directors may reduce any bonus payable to the Chief Executive Officer by up to 20%, at the Board’s discretion.

The proposed bonus plan for the Chief Executive Officer described above is in-line with the Company’s compensation policy that was adopted by the shareholders of the Company on November 7, 2013.

In addition to the bonus plan, the Shareholders are being asked to approve a grant to the Chief Executive Officer of options to purchase 5,000 of the Company’s Ordinary Shares, at an exercise price equal to the weighted average closing price of the shares on the Nasdaq Global Market on the 20 trading days preceding the grant. The options will vest and become exercisable over a period of three years, in three equal parts as follows: 33.33% after one year from the date of grant, with an additional 33.33% becoming exercisable upon the expiration of each of the two years thereafter. The options shall expire on the fifth anniversary of their date of grant.

The Compensation Committee and the Board of Directors approved the terms of the option grant described above.

At the Meeting, the Board of Directors proposes that the following resolutions be adopted:

“RESOLVED, that the bonus plan for the Chief Executive Officer for fiscal year 2014, as described in this Proxy Statement, be approved in all respects”; and further

“RESOLVED, to approve the grant to the Company’s Chief Executive Officer of options to purchase 5,000 Ordinary Shares of the Company, in accordance with the terms described in this Proxy Statement”.

Vote Required

Under the Israeli Companies Law, the approval of this resolution requires the affirmative vote of a majority of the shares present, in person or by proxy, and voting on the matter, provided that either (i) at least a majority of the voted shares of shareholders who are not Controlling shareholders and who do not have a personal interest in the resolution are voted in favor of the resolution; or (ii) the total number of shares of shareholders, who are not Controlling shareholders and who do not have a personal interest in the resolution, voted against the resolution does not exceed two percent (2%) of the outstanding voting power in the Company.

4.             PAYMENT OF CASH COMPENSATION TO COMPENSATION COMMITTEE MEMBERS, EXCLUDING EXTERNAL DIRECTORS.

Shareholders are being asked to approve that members of the Compensation Committee, excluding external directors, will be paid their director's compensation in cash rather than in Ordinary Shares of the Company, in light of certain requirements under amendments to the Israeli Companies Law.

In accordance with the approval of our shareholders in 2011, directors who are not employees (excluding the Company’s current Chairman of the Board and excluding external directors) are entitled to receive annual compensation of NIS 26,140, and an additional NIS 1,353 for each board meeting attended. The above amounts are subject to adjustment for changes in the Israeli consumer price index after October 2011.

In 2012, the Company's shareholders approved a change in the form of compensation for directors, such that their compensation shall be paid in Ordinary Shares instead of in cash. This change did not apply to payments to our external directors, that are governed by the Companies Regulations (rules concerning  remuneration  and expenses of  external directors) (the "Regulations").

Recent amendments to the Israeli Companies Law require the establishment of a Compensation Committee, all the members of which shall be paid remuneration as provided under the Regulations.

In light of the above, the Company is required to pay its directors who are members of the Company's Compensation Committee, compensation in cash rather than in Ordinary Shares.

The Compensation Committee and the Board of Directors approved the amendment of the payment terms described above.

At the Meeting, the Board of Directors proposes that the following resolution be adopted:

“RESOLVED, that the compensation paid to directors who are members of the Company's compensation committee, excluding external directors, be made in cash rather than in Ordinary Shares”.

Vote Required

The affirmative vote of the holders of a majority of the voting power represented at the Meeting in person or by proxy is necessary for the approval of the foregoing resolution.

5.             ELECTION OF DIRECTORS

At the Meeting, the shareholders are requested to re-elect a slate of four directors to serve on the Board of Directors. Messrs. Edouard Cukierman, Luis Gutierrez Roy Ronen Zavlik and Mr. Yosi Lahad will be nominated for reelection.

These directors, who are not external directors, are elected at the annual general meeting of shareholders to serve until the next annual general meeting of shareholders and until their respective successors are duly elected and qualified.

Ronen Zavlik and Yosi Lahad are independent directors in accordance with NASDAQ Listing Rules.

On April 13, 2014, Yosi Lahad was appointed as a director by  the Board of Directors of the Company, in accordance with the Company's Articles of Association.

According to the Company's Articles of Association, a director appointed by the Board of Directors shall remain in service until the first Annual General Meeting of Shareholders following the date of his appointment or until he ceases to hold office pursuant to the provisions of the Company's Articles of Association. Such a director may be re-elected at the annual general meeting of shareholders.

Pursuant to the Company’s Articles of Association, the number of directors in the Company (including the two external directors) shall be determined from time to time by the annual general meeting, provided that it shall neither be less than four nor more than eleven.

The Companies Law provides that a nominee for a position of a director shall have declared to the Company that he or she complies with the qualifications prescribed by the Companies Law for appointment as a director. All of the proposed nominees have declared to the Company that they comply with such qualifications.

On May 28, 2014, the Board of Directors recommended the election of the proposed nominees.

The four nominees named in this Proposal 5, if elected, shall each hold office until the next annual general meeting of shareholders and until their respective successors are duly elected and qualified, unless any office is vacated earlier. The Company is unaware of any reason why any nominee, if elected, should be unable to serve as a director. All nominees listed below have advised the Board of Directors that they intend to serve as directors if elected.

Nominees for the Board of Directors

Certain information concerning the nominees:

Name	Age	Position
Mr. Edouard Cukierman (1)	49	Chairman of the Board of Directors
Mr. Ronen Zavlik	53	Director
Mr. Luis Gutierrez Roy (2)	43	Director
Mr. Yosi Lahad	58	Director

(1) Mr. Edouard Cukierman holds 6,202 ordinary shares directly, 21,590 ordinary shares through a wholly owned company, E.D.I European Development and Investments Ltd. and an additional 21,562 ordinary shares through Cukierman & Co. Investment House that is indirectly controlled by Mr. Cukierman does not include shares as to which Mr. Cukierman may be deemed to share beneficial ownership (see "Principal Shareholders" above.)

(2) Mr. Gutierrez Roy may be deemed to have shared voting and dispositive power with respect to the Company shares held by Telegraph Hill Capital Fund I, LLC. Telegraph Hill Capital Fund I, LLC holds 62,526 Ordinary Shares and 15,825 warrants to purchase Ordinary Shares.

Mr. Edouard Cukierman  has been a director of BOS since May 2003 and Chairman of the Company since June 2003. He is the Founder and Managing Partner of Catalyst Funds and serves as Chairman of Cukierman & Co. Investment House. Since its establishment in 1993, Cukierman & Co. Investment House has advised in more than € 4 billion worth of corporate finance transactions. Prior to managing Catalyst Fund in 2000, he was the President and CEO of Astra Technological Investments, a Venture Capital Fund established in 1993, which was the first Israeli company to go public in Continental Europe. He is also the Founder of the Go4Europe annual conference. He is a board member of Lamina Technologies which is based in Switzerland, Dorimedia Group as well as Harmon.ie in Israel. Edouard Cukierman is the Chairman of the European Committee of the "High-Tech Industry Association" in Israel since May 2011. He serves as the Vice President of the Fondation France Israël. Mr. Cukierman is a board member of "Alliance Israelite Universelle en Israel" and a board member of Sar-El (Association that brings volunteers from across the world to the IDF in Israel). In the past, he was also the President of the Supervisory Board of Citec Environment SA in Paris. He was a Board member of Orex, MTI Wireless and other portfolio companies of Catalyst and served as a Board member of Otto Capital, a Singapore based VC fund. He now serves as a Reserve officer in the Crisis & Hostage Negotiation Team and in the Spokesman Unit of the IDF. Mr. Cukierman holds an MBA from INSEAD, France and a B.Sc. from the Technion - Israel Institute of Technology.

Mr. Ronen Zavlik  has been a director of the Company since May 2003. He is a partner in the CPA firm of Grinberg-Zavlik, which he founded in 1987. His firm provides a wide range of audit, tax consultancy and CFO services to a wide variety of companies. Mr. Zavlik provides internal auditing services to a number of large companies whose shares are traded on the Tel-Aviv Stock Exchange, Mr.  Zavlik holds a B.A. in Accountancy and Business Management from the College of Management in Tel-Aviv. Mr. Zavlik holds an accounting license in Israel, is a certified internal auditor in the United States and a member of the Institute of Certified Public Accountants in Israel.

Mr. Luis Gutierrez Roy  has been a director of the Company since October 2010. Mr. Gutierrez Roy co-founded and has been a managing partner at Telegraph Hill Capital Fund I, LLC (THCapital) since 2008. He was a managing director of Corporate Finance and co-head of the Technology, Media and Telecom Group at Ernst & Young (E&Y) in Spain from 2001 to 2008. Prior to E&Y, he led the Corporate Value Consulting practice at PricewaterhouseCoopers (PwC) in its Barcelona office from 1999 to 2001. Prior to joining PwC Spain, he worked for PwC and Houlihan Valuation Advisors in San Francisco from 1996 to 1999, and at the Barcelona Stock Exchange, where he started his professional career as a research and equities analyst in 1992. Mr. Gutierrez Roy is a Board or Advisory Board member of several portfolio companies of THCapital. He has also advised companies in cross-border transactions in Europe, the United States, Asia and Latin America. Mr. Gutierrez Roy holds a B.Sc. in Business Administration from the University of Barcelona, and an MBA from the University of San Francisco.

Mr. Yosi Lahad  has joined our Board of Directors on April 13, 2014. Mr. Lahad has extensive interdisciplinary practical and academic knowledge and vast experience in restructuring processes and strategic alliances. Mr. Lahad has led as CEO/Chairman eight startup companies from early stage to growth and led several M&A events in USA, Israel and China. Mr. Lahad provides strategic and business development services for global companies in a variety of industries including communications, IT, energy, water, Home Land Security & robotics. Mr. Lahad serves as an active Chairman/ Board member of JPI Group China, a leading strategic planning firm for companies entering the Chinese market, UPO, a provider for innovative analytics of information over Internet and VPlan, a provider of automated self-service over Internet using Natural Language Processing. Yosi served as CEO in FiberZone, a provider of automated Fiber connectivity from 2009 to 2011. Yosi was CEO and active chairman of Octalica, a provider of Home Networking, from 2005 to 2007, and CEO of Avantry Networks, delivered wireless networking to global telecom and data providers from 2000 to 2004. Mr. Lahad has been a faculty member/Adjunct Professor lecturing on strategy of emerging companies and innovation at the Hertzliya Interdisciplinary Center and at Tel-Aviv University from 2005. Mr. Lahad holds BSc. engineering from the Technion, MSc. engineering from University of Texas (UTA) and MBA from Tel Aviv University.

Compensation of Directors and Officers

The following table presents the total compensation paid to or accrued on behalf of all of our directors and officers as a group for the year ended December 31, 2013:

	Salaries, Directors' fees, Service fees, Commissions and Bonus (1)	Pension, Retirement and Similar benefits
All directors and officers as a group (then 9 persons)	$725,800	$105,000

(1)  Includes consulting and other fees paid to Cukierman & Co., of which Mr. Edouard Cukierman, the Company’s Chairman, is (indirectly) a controlling shareholder. Also includes consulting and other fees paid to Telegraph Hill Capital Fund I, LLC, of which Mr. Gutierrez Roy, a Company’s director, may be deemed to have shared voting and dispositive power. Such remuneration includes stock and options based compensation in the amount of $211,000. Such remuneration does not include amounts expended by the Company for expenses, including business association dues and expenses reimbursed to said officers, and other fringe benefits commonly reimbursed or paid by companies in the location in which the particular executive officer of the Company is located, as the case may be.

At the Meeting, the Board of Directors proposes that the following resolution be adopted:

“RESOLVED, to re-elect Messrs. Edouard Cukierman, Luis Gutierrez Roy, Ronen Zavlik and Mr. Yosi Lahad to the Company’s Board of Directors, until the next annual general meeting of shareholders and until their successors have been duly elected and qualified.”

Vote Required

The affirmative vote of the holders of a majority of the voting power represented at the Meeting in person or by proxy is necessary for the approval of the foregoing resolution.

6.             REAPPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors recommends that the shareholders reappoint Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young International Ltd., as the independent auditors of the Company for the year ending December 31, 2014, and for such additional period, until the next annual general meeting of shareholders. Kost, Forer, Gabbay & Kasierer have served as the Company’s independent auditors since the first quarter of 2002.

The table below summarizes the audit and other fees paid and accrued by the Company and its consolidated subsidiaries to Kost Forer Gabbay & Kasierer during each of 2012 and 2013:

	Year Ended December 31, 2012		Year Ended December 31, 2013
	Amount	Percentage	Amount	Percentage
Audit Fees	$77,000	85%	$54,000	78%
Tax Fees (1)	$14,000	15%	$4,000	6%
All Other Fees (2)			$9,000	18%
Total	$91,000	100%	$69,000	100%

(1)	“Tax Fees” are fees for professional services rendered by the Company’s auditors with respect to to annual tax reports.
(2)	“Other fees” are fees for professional services other than audit or tax related fees.

Audit Committee’s pre-approval policies and procedures:

The Audit Committee is responsible for the oversight of the independent auditors’ work, including the approval of services provided by the independent auditors. These services may include audit, audit-related, tax or other services, as described above. On an annual basis, the audit committee pre-approves audit and non-audit services to be provided to the Company by its auditors, and sets forth a budget for such services. Additional services not covered by the annual pre-approval may be approved by the Audit Committee on a case-by-case basis as the need for such services arises. Any services pre-approved by the Audit Committee must be permitted by applicable law.

At the Meeting, the Board of Directors will propose that the following resolution be adopted:

“RESOLVED, that Kost, Forer, Gabbay & Kasierer be, and they hereby are, reappointed as independent auditors of the Company for the year ending December 31, 2014 and for such additional period until the next Annual General Meeting of shareholders.”

Vote Required

The affirmative vote of the holders of a majority of the voting power represented at the Meeting in person or by proxy is necessary for the approval of the foregoing resolution.

7.             REVIEW OF AUDITOR’S REPORT AND FINANCIAL STATEMENTS

At the Meeting, the Auditor’s Report and the Consolidated Financial Statements of the Company for the fiscal year ended December 31, 2013 will be presented for review. The Company’s Audited Consolidated Financial Statements were filed by the Company on Form 20-F on April 14, 2014, with the U.S. Securities and Exchange Commission, and appear on its website: www.sec.gov as well as on the Company’s website: www.boscorporate.com. These financial statements are not a part of this Proxy Statement.  This item will not involve a vote of the shareholders.

OTHER BUSINESS

The Meeting is called for the purposes set forth in the Notice accompanying this Proxy Statement. As of the date of the Notice, the Board of Directors knows of no business which will be presented for consideration at the Meeting other than the foregoing matters.

By Order of the Board of Directors,

Edouard Cukierman
Chairman of the Board of Directors

June 9, 2014